Exhibit 10.3
PERFORMANCE STOCK UNIT GRANT NOTICE AND AGREEMENT

McGraw Hill, Inc. (the “Company”), pursuant to its 2025 Stock Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “Plan”), hereby grants to Holder the number of Restricted Stock Units set forth below, each Restricted Stock Unit being a notional unit representing the right to receive one share of Stock, subject to the satisfaction of certain performance conditions as set forth herein, and subject to adjustment as provided in the Plan (the “Performance Stock Units”). The Performance Stock Units are subject to all of the terms and conditions set forth in this Performance Stock Unit Grant Notice and Agreement (this “Award Agreement”), as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety. To the extent that any provisions herein (or portion thereof) conflicts with any provision of the Plan, the Plan shall prevail and control. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Holder:	[●]
Date of Grant:	[●], 20[●]
Vesting Commencement Date:	[●], 20[●]
Number of Performance Stock Units:	[●]
Vesting Schedule: [●]	[●]

Settlement:    Upon vesting of a Performance Stock Unit, the Company shall settle each Performance Stock Unit by delivering to Holder one share of Stock for each Performance Stock Unit that vested as soon as practicable (but not more than thirty (30) days) following the applicable vesting date (the “Original Issuance Date”). The shares of Stock issued in respect of the Performance Stock Units may be evidenced in such manner as the Committee shall determine. Notwithstanding the foregoing, if the Original Issuance Date does not occur (i) during an “open window period” applicable to Holder, (ii) on a date when Holder is permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Company’s theneffective policy on trading in Company securities (the “Policy”), or (iii) on a date when Holder is otherwise permitted to sell shares of Stock on an established stock exchange or stock market, then such shares will not be delivered on such Original Issuance Date and will instead be delivered on the first business day of the next occurring “open window” period applicable to Holder pursuant to such Policy (regardless of whether Holder has experienced a Termination at such time) or the next business day when Holder is not prohibited from selling shares of Stock on the open market, but in no event later than the later of (x) December 31st of the calendar year in which the Original Issuance Date occurs (that is, the last day of Holder’s taxable year in which the Original Issuance Date occurs), or (y) to the extent permitted by Treasury Regulations Section 1.409A-1(b)(4) without penalty, the fifteenth

Exhibit 10.3
(15th) day of the third calendar month of the calendar year following the calendar year in which the Original Issuance Date occurs.

Termination:    Section 7(d) of the Plan regarding treatment of Restricted Stock Units upon Termination is incorporated herein by reference and made a part hereof. In the event of Holder’s Termination for any reason, all unvested Performance Stock Units shall be cancelled and forfeited as of the date of such Termination for no consideration.

General Unsecured
Creditor:    Holder shall have only the rights of a general unsecured creditor of the Company until shares of Stock are issued in respect of the Performance Stock Units.

Transfer Restrictions:    Holder shall not be permitted to sell, transfer, pledge, or otherwise encumber the Performance Stock Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Performance Stock Units in violation of the foregoing shall be null and void.

No Rights as a
Stockholder:    Neither the Performance Stock Units nor this Award Agreement shall entitle Holder to any voting rights or other rights as a stockholder of the Company unless and until the shares of Stock in respect of the Performance Stock Units have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends (whether in cash or shares of Stock) or dividend equivalents shall accrue or be paid with respect to any Performance Stock Units.

Restrictive Covenant
Agreement:    As a condition of the grant of the Performance Stock Units hereunder, Holder hereby agrees to be bound by the covenants set forth in the Restrictive Covenant Agreement attached hereto as Schedule A (the “RCA”). Holder acknowledges and agrees that this Award Agreement and the RCA will be considered separate contracts, and the RCA will survive the termination of this Award Agreement for any reason.

Clawback Policy;
Share Ownership
Guidelines:    Notwithstanding any provision of this Award Agreement to the contrary, any Performance Stock Units granted to Holder hereunder, together with any compensation associated therewith, shall be subject to (i) any share ownership guidelines to which the Holder may be subject, and (ii) Section 20(e) of the Plan and, to the extent applicable to Holder, all of the terms and conditions set forth in the McGraw Hill, Inc. Policy for the Recovery of Erroneously Awarded

Exhibit 10.3
Compensation or any other clawback policy implemented by the Company, as in effect from time to time, including, without limitation, any clawback policy adopted to comply with applicable law.

Additional Recovery
Right:    Furthermore, the Company reserves the right to determine that Holder shall forfeit any unvested portion of the Performance Stock Units or recover any portion of the shares underlying the Performance Stock Units already released to Holder, to the extent permitted by applicable laws, in the event that Holder engages in conduct that is detrimental to the Company or any of its Affiliates, which includes: (i) Holder’s engagement in conduct that constitutes Cause for Holder’s Termination; (ii) Holder’s engagement in fraudulent, intentional, willful, or grossly negligent misconduct, whether by commission or omission; or (iii) Holder’s post-Termination conduct breaches any obligations owed to the Company or any of its Affiliates (including, but not limited to, misappropriation of trade secrets, non-disparagement, confidentiality, non-competition or non-solicitation). The Company’s right to determine whether Holder shall forfeit any unvested portion of the Performance Stock Units to recover any portion of the shares underlying the Performance Stock Units already released to Holder shall not extend to conduct that occurred before the three (3) year period preceding the date on which the Company determines that such event has occurred.

Share Ownership
Guidelines:    Notwithstanding any provision of this Award Agreement to the contrary, any Performance Stock Units granted to Holder hereunder, together with any compensation associated therewith, shall be subject to (i) any share ownership guidelines to which the Holder may be subject, and (ii) Section 20(e) of the Plan and, to the extent applicable to Holder, all of the terms and conditions set forth in the McGraw Hill, Inc. Policy for the Recovery of Erroneously Awarded Compensation or any other clawback policy implemented by the Company, as in effect from time to time, including, without limitation, any clawback policy adopted to comply with applicable law.

Additional Recovery
Right:    Furthermore, the Company reserves the right to determine that Holder shall forfeit any unvested portion of the Performance Stock Units or recover any portion of the shares underlying the Performance Stock Units already released to Holder, to the extent permitted by applicable laws, in the event that Holder engages in conduct that is detrimental to the Company or any of its Affiliates, which includes: (i) Holder’s engagement in conduct that constitutes

Exhibit 10.3
Cause for Holder’s Termination; (ii) Holder’s engagement in fraudulent, intentional, willful, or grossly negligent misconduct, whether by commission or omission; or (iii) Holder’s post-Termination conduct breaches any obligations owed to the Company or any of its Affiliates (including, but not limited to, misappropriation of trade secrets, non-disparagement, confidentiality, non-competition or non-solicitation). The Company’s right to determine whether Holder shall forfeit any unvested portion of the Performance Stock Units to recover any portion of the shares underlying the Performance Stock Units already released to Holder shall not extend to conduct that occurred before the three (3) year period preceding the date on which the Company determines that such event has occurred.

Additional Terms:    The Performance Stock Units shall be subject to the following additional terms:

• Any certificates representing the shares of Stock delivered to Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.
•Upon issuance of shares of Stock in respect of the Performance Stock Units, Holder shall be required to satisfy applicable withholding tax obligations, if any, as provided in Section 16 of the Plan.
•This Award Agreement does not confer upon Holder any right to continue as an employee or service provider of the Service Recipient or any other member of the Company Group.
•This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
•Holder understands that the Performance Stock Units are intended to be exempt from Section 409A of the Code as a “short term deferral” to the greatest extent possible and the Performance Stock Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on Holder as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Exhibit 10.3
•Holder agrees that the Company may deliver by email all documents relating to the Plan or the Performance Stock Units (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.
•This Award Agreement and the Plan constitute the entire understanding and agreement of the parties hereto and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements (whether oral or written and whether express or implied) between the Company and Holder relating to the subject matter of this Award Agreement. Without limiting the foregoing, to the extent Holder has entered into an employment or similar agreement with the Company or any of its Affiliates, and the terms noted in such employment or similar agreement are inconsistent with or conflict with this Award Agreement, then the terms of this Award Agreement will supersede and be deemed to amend and modify the inconsistent or conflicting terms set forth in such employment or similar agreement.

* * *

The undersigned Holder acknowledges receipt of THIS Award Agreement AND the plan, and, as an express condition to the grant of PERFORMANCE STOCK UNITS UNDER THIS AWARD AGREEMENT, agrees to be bound by the terms of BOTH THIS Award agreement and the Plan.

MCGRAW HILL, INC.
By:
Signature
Title:
Date:

HOLDER
By:
Signature
Print Name: __________________________
Date:

Exhibit 10.3
Schedule A
Restrictive Covenants

1.NON-COMPETE, NON-SOLICITATION. (a) In exchange for the benefits that the Employee will obtain in connection with the grant of the Performance Stock Units, the Employee hereby agrees to be bound by the terms and conditions of this Schedule A. In order to protect the value of the business of the Company and its direct and indirect subsidiaries (the “Company Group”) as presently conducted and as contemplated to be conducted after the Grant Date (in the case of contemplated conduct, as evidenced by business activities that have been undertaken by the Company or its subsidiaries, or actions, activities or plans approved by the board of directors of the Company, in each case, on or prior to the Grant Date), including the Business, during the period of Employee’s employment with the Company and of its subsidiaries and for a period of one (1) year thereafter (the “Restricted Period”). The Employee shall not, anywhere in the world in which the Company Group is engaged in the Business, directly or indirectly, own any interest in, operate, manage, control, initiate or engage in (or make plans to engage in), Participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner any Person that engages in or owns, operates, manages or controls any venture or enterprise which, directly or indirectly, engages or proposes to engage in the Business as presently conducted or as contemplated, as of the date of the Employee’s termination of employment with the Company and its subsidiaries, by the Company Group to be conducted in the future (a “Competitive Business”). “Business” means collectively, the respective businesses of the Company and its subsidiaries as conducted, or which the Board has authorized the Company and its subsidiaries to develop or pursue (by acquisition or otherwise), in either case, at the relevant time, which currently consists of the creation of core or supplemental educational content delivered by text, ebook, or electronic platform, in support of educational achievement from K12 to higher education to professional markets, both in North America and international settings. “Participate” means any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) being a passive owner of not more than one percent (1%) of the fully-diluted equity interests of any publicly traded entity engaged in the Competitive Business (it being understood and agreed that “passive owner” means that the Employee has no role in the operation of such entity or its businesses (whether as an officer, director, manager or partner or as a consultant, employee or other service provider)), (ii) performing any services for the Company Group, or (iii) owning any equity interest of not more than one percent (1%) in a mutual fund or any passive investment through a hedge or private equity fund.

(b) During the Restricted Period, the Employee shall not, directly or indirectly through another Person, (i) solicit for employment or induce or attempt to induce or encourage any employee or other individual who is an independent consultant of the Company Group (including employees and independent consultants of the Company Group that are or have been employed by, or perform or have performed services for, the Company Group, but, for the avoidance of doubt, excluding professional advisors, such as law firms or accounting firms) to leave the employ of or consulting relationship with any member of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or other

Exhibit 10.3
individual who is an independent consultant thereof (such employees and independent consultants, the “Restricted Persons”), (ii) hire, employ, enter into a consulting relationship with or otherwise retain for services any Restricted Person during the time such Restricted Person is an employee of or an independent consultant for the Company Group or for the two (2) years thereafter, or (iii) in any way interfere with the relationship between any customer, supplier, vendor, referral source, partner, licensee or business relation of the Company Group (including, without limitation, inducing such Person to cease doing business, or materially reduce such business with, the Company Group (or any member thereof) or making any negative statements or negative communications to such person about the Company Group (or any member thereof)). Notwithstanding the foregoing, nothing in this Schedule A shall prohibit the Employee or any other Person from (i) making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target Restricted Persons, provided that this sentence will not serve to limit in any way the other restrictions contained herein, including but not limited to the restrictions set forth in Section 1(b)(ii) or (ii) acting as a professional reference for any Restricted Person if requested by such Restricted Person.

(c) During the Restricted Period, the Employee shall not issue or communicate, or cause or assist any other Person or entity to issue or communicate, any public statement, or statement likely to become public, that is disparaging of, damaging to, or could reasonably be expected to be harmful to, the reputation, business or character of the Business, Platinum Equity Advisors, LLC, any member of the Company Group, or any of their respective Affiliates or subsidiaries or Persons who are former, present or future directors, officers, equity holders (but only prior to an initial public offering of the Company’s securities), executives, representatives, agents, employees or related Persons (including boards, subsidiaries and Affiliates) thereof.

(d) The Employee agrees and acknowledges that the Employee is familiar with the trade secrets and other information of a confidential or proprietary nature of the Company Group, its businesses and its business relations. The Employee also agrees and acknowledges that the Company Group and its Affiliates and subsidiaries would be irreparably damaged if the Employee were to provide services to or otherwise participate in any Competitive Business in violation of this Schedule A and that any such competition would result in a significant loss of goodwill by the Company Group and its Affiliates and subsidiaries in respect of such businesses. The Employee further agrees and acknowledges that in order to assure the Company Group that the Company Group’s and its Affiliates’ businesses will retain their value, it is necessary that the Employee undertake not to utilize the Employee’s special knowledge of the confidential information of the Company Group and the Employee’s relationship with customers, suppliers, vendors, referral sources, partners, licensees or other business relations of any of the Company Group to compete with the Company Group and its Affiliates in violation of this Schedule A. The Employee acknowledges and agrees that the promises and covenants that the Employee is providing in this Schedule A are reasonable with respect to period, geographical area and scope and are necessary for the protection of legitimate interests in the Company Group and the Company Group’s businesses and assets (including the Company Group’s customer and other material business relationships, trade secrets and goodwill) and that such limitations would not impose any undue burden upon the Employee. The Employee agrees that the covenants made in Section 1(a) through Section 1(c) shall be construed as agreements independent of any other provision(s) of this Schedule A and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Schedule A.

Exhibit 10.3
2.CONFIDENTIALITY. (a) For purposes of this Schedule A, “Confidential Information” shall mean any confidential or proprietary information (whether or not in written or electronic form and whether or not expressly designated as confidential) relating to the Company or any of its Affiliates or subsidiaries, including information relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, suppliers, personnel, consultants, subcontractors or plans (and any of the foregoing items that are or may be in development or for which there is an internal roadmap) of the Company or any of its Affiliates or subsidiaries (including any such information consisting of or otherwise relating to trade secrets, intellectual property, software and documentation, license or sublicense arrangements, pricing lists, marketing or sales techniques or plans, financial information, company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, information protected by the Company Group’s privileges (such as the attorney-client privilege), projections or lists of customers or suppliers and including any prospective relationships with any of the foregoing); provided, however, that “Confidential Information” shall not be deemed to include information (i) that is or becomes publicly known, other than as a result of a breach of this Schedule A or any other similar agreement, (ii) that can be demonstrated to have been made available after the date hereof to the Employee or any of its Affiliates on a non-confidential basis from a source other than the Company or any of its Affiliates without, to the Employee’s or its Affiliates’ knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to the Company Group or any of its Affiliates or (iii) that can be demonstrated to have been independently developed by or on behalf of the Employee or any of its Affiliates without use of, reference to or reliance upon any information which would otherwise constitute Confidential Information.

(b) The Employee acknowledges that it holds Confidential Information of the Company Group and it may hold Confidential Information of the Company and its Affiliates and subsidiaries in the future. The Employee agrees to safeguard and hold all such Confidential Information in strict confidence, and the Employee shall not, directly or indirectly, at any time (whether during or after the Restricted Period): (i) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Company Group and its Affiliates); or (ii) use any Confidential Information for the benefit of any Person (other than the Company Group or its Affiliates). Notwithstanding the foregoing, the Employee may disclose Confidential Information, without violating the obligations of this Schedule A, to the extent the disclosure is reasonably necessary (i) to any Person who is an officer, director, employee, manager, general partner, or agent of the Employee, or counsel to, accountants of, consultants to or other advisors or representatives (“Representatives”) for, the Employee, in such Person’s capacity as a Representative and who is informed of the confidential nature of such disclosure and in each case who has a need to know such information (as used herein, “need to know” shall include, without limitation, monitoring investment performance and making investment decisions in respect thereof, filing tax returns and seeking legal and/or tax advice); (ii) in the performance of authorized employment duties in the Employee’s capacity as an employee of the Company Group; or (iii) to the extent the disclosure is required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that, in connection with a disclosure contemplated by clause (iii), if legally permitted, the Employee, reasonably promptly upon learning of such required disclosure, gives prior written notice to the Company of such required

Exhibit 10.3
disclosure and assists the Company (at the Company’s sole cost and expense) in obtaining a protective order preventing or limiting the disclosure and ensuring that the Confidential Information so disclosed is used only for the specific purposes for which the disclosure is required, or for which the order was issued or for which the Employee is required to use such Confidential Information.

(c) Nothing in this Schedule A is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Notwithstanding anything in this Schedule A to the contrary, 18 U.S.C. § 1833(b) provides:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, the Employee has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

In addition, Employee understands that nothing in this Agreement shall be construed to prohibit Employee, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, Employee’s attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights Employee may have under applicable labor laws to engage in concerted activity with other employees. The protections contained in this paragraph apply to prior, current and future conduct.

3.ENFORCEMENT OF COVENANTS. The Employee recognizes and affirms that in the event of a breach or threatened breach by the Employee of any of the provisions of this Schedule A, money damages would be inadequate and the Company Group and its Affiliates would have no adequate remedy at law. Accordingly, the Employee agrees that any member of the Company Group shall have the right, in addition to an action or actions for damages or any other rights and remedies existing in its favor, to specific performance, injunctive and/or other equitable relief (without posting a bond or other security) to enforce its rights and each of the Employee’s obligations under this Schedule A or to prevent any violations (whether anticipatory,

Exhibit 10.3
continuing or future) of the provisions of this Schedule A (such remedies to include, without limitation, the extension of the Restricted Period for the applicable breached covenant by a period equal to the length of the violation of Section 1 of this Schedule A). Nothing contained herein shall be construed as prohibiting any member of the Company Group or its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In the event of a breach or violation by the Employee of any of the provisions of Section 1 of this Schedule A, the Restricted Period relating to such breach or violation shall automatically extend by the length of any such actual breach or violation. If, at the time of enforcement of Section 1 of this Schedule A, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

4. CHOICE OF LAW. This Schedule A shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Schedule A or the transactions contemplated hereby shall only be brought in the state or federal courts sitting in the State of Delaware or the court of chancery of the State of Delaware. The parties to this Schedule A agree that jurisdiction and venue in any action brought by any party pursuant to this Schedule A shall properly and exclusively lie in such courts. By execution and delivery of this Schedule A, each party irrevocably and exclusively submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any action directly or indirectly arising out of, under or in connection with this Schedule A or any transaction contemplated hereby.
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